Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Wendy L. Simpson, CEO & President Pam Kessler, EVP & CFO (805) 981-8655

LTC AMENDS PRUDENTIAL SHELF AGREEMENT

INCREASING AVAILABILITY BY $100 MILLION

WESTLAKE VILLAGE, CALIFORNIA, October 19, 2011 — LTC Properties, Inc. (NYSE:LTC) announced today that it amended its note purchase and private shelf agreement with Prudential Investment Management, Inc. (“Prudential”) to provide for the issuance of up to an additional $100 million in senior unsecured promissory notes to Prudential and one or more of its affiliates and managed accounts.  Any notes sold by the Company to Prudential under the three-year agreement will be in amounts at fixed interest rates and have final maturity dates subject to agreement by the Company and Prudential but not to exceed, from the date of issuance, a 10-year final maturity and an 8-year average life.

The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments.  For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future.  All statements other than historical facts contained in this press release are forward looking statements.  These forward looking statements involve a number of risks and uncertainties.  All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements.  Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct.  The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.